SCHEDULE 14C INFORMATION
                                 (Rule 14c-101)

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934


Filed by the Registrant [X] Filed by a party other than the Registrant [ ] Check the appropriate box:

[X]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                        SKREEM ENTERTAINMENT CORPORATION
                (Name of Registrant as Specified In Its Charter)

                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:
      (2)   Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)   Proposed maximum aggregate value of transaction:
      (5)   Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:
      (2)   Form, Schedule or Registration Statement No.:
      (3)   Filing Party:
      (4)   Date Filed:


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                        --------------------------------
                              INFORMATION STATEMENT
                                 TO STOCKHOLDERS
                                       OF
                        SKREEM ENTERTAINMENT CORPORATION
                             11637 Orpington Street
                             Orlando, Florida 32817
                        --------------------------------

             THIS INFORMATION STATEMENT IS BEING PROVIDED TO YOU BY
                     THE BOARD OF DIRECTORS OF THE COMPANY.
                        WE ARE NOT ASKING YOU FOR A PROXY
                              AND YOU ARE REQUESTED
                             NOT TO SEND US A PROXY.

      This Information Statement is furnished to holders of shares of common stock, $0.0001 par value (the "Common Stock"), of SKREEM ENTERTAINMENT CORPORATION (the "Company") to notify such stockholders that on or about November 1, 2006, the Company received written consents in lieu of a meeting of stockholders from holders of a majority of the shares of Common Stock representing in excess of 50.1 % of the total issued and outstanding shares of voting stock of the Company (the "Majority Stockholders") approving the Certificate of Amendment to the Certificate of Incorporation of the Company, pursuant to which the Company's name will change to "SKRM Interactive Inc." (the "Name Change").

      The Company shall declare a stock dividend of its subsidiary, Skreem entertainment Corporation of one (1) share for each share owned as of the record date. This means that for every one (1) share owned in the Company, you will be issued one new share in the subsidiary. The dividend has been declared with a record date of November 30, 2006, and an effective as soon as possible thereafter. The Board of Directors has determined that the operations that made up the Company would be better off in a separate company, with its own goals, while the Company concentrates its efforts on other media related business.

      This Information Statement describing the approval of the Name Change and Stock Dividend (the "Stockholder Matters") is first being mailed or furnished to the Company's stockholders on or about December 11, 2005, and such matters shall not become effective until at least 10 days thereafter. Expenses in connection with the distribution of this Information Statement will be paid by the Company and are anticipated to be less than $7,500.

      The Board of Directors knows of no other matters other than those described in this Information Statement which have been recently approved or considered by the holders of a majority of the shares of the Company's voting stock.


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

                          OUTSTANDING VOTING SECURITIES

      As of November 30, 2006 (the "Record Date"), out of the 75,000,000 shares of Common Stock authorized there were 29,148,294 shares of Common Stock issued and outstanding, and out of the 1,000,000 shares of preferred stock authorized there were no shares of the preferred stock outstanding.

      Only holders of record of the Common Stock at the close of business on the Record Date were entitled to participate in the written consent of the Company's stockholders. Each share of Common Stock was entitled to one (1) vote.

      The Company's Board of Directors approved this action as of November 1, 2006, and recommended that the Articles of Incorporation be amended in order to effectuate the name change.

      The proposed Amendment to the Articles of Incorporation to amend the name of the Corporation to "SKRM Interactive Inc." will be filed with the Delaware Secretary of State on or about December 1, 2006. If the proposed Amendment were not adopted by written majority shareholder consent, it would have been necessary for this action to be considered by the Company's shareholders at a special shareholder's meeting convened for the specific purpose of approving the Amendment.

      The Board of Directors of the Company has determined that all Shareholders ARE NOT REQUIRED to return their certificates to have them re-issued by the Transfer Agent.


                             PRINCIPAL STOCKHOLDERS

The following table sets forth, as of December 1, 2006 the name and the number of shares of the Company's Common Stock, par value $.001 per share, held of record or beneficially by each person who held of record, or was known by the Company to own beneficially, more than 5% of the 29,148,294 issued and outstanding shares of the Company's Common Stock, and the name and shareholdings of each director and of all officers and directors as a group.


Title of    Name of                    Amount and Nature             Percentage
Class       Beneficial Owner           of Beneficial Ownership (1)   of Class
--------    ----------------           ---------------------------   ----------
OFFICERS, DIRECTORS AND FIVE PERCENT SHAREHOLDERS

Common      Charles Camorata              200,000                    0.06%
Common      Karen Pollino                 200,000                    0.06%
Common      Jeffrey Martin (1)         22,650,156                    77.7%

All officers and Directors as a Group
            (3) Persons                   309,500                     1.1%


(1)   Includes shares owned by Martin Consultants, Inc. and Am-Pac Investments.


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EXECUTIVE COMPENSATION

The following tables set forth certain summary information concerning the compensation paid or accrued for each of the Company's last three completed fiscal years to the Company's or its principal subsidiaries chief executive officer and each of its other executive officers that received compensation in excess of $100,000 during such period (as determined at March 31, 2006, the end of the Company's last completed fiscal year):

Name                       Year             Compensation
--------------------------------------------------------
Charles Camorata           2006             $ 50,000
Charles Camorata           2005             $ 50,000
Karen Pollino              2005             $ 18,350
Karen Pollino              2006             $ 29,820
Kevin Monson *             2004             None
Kevin Monson               2003             None

*     Resigned on January 31, 2004

Cash Compensation

There was no cash compensation, other than the $50,000 compensation to Charles Camorata and $29,820 compensation to Karen Pollino paid to any director or executive officer of the Company during the fiscal years ended March 31, 2006, and 2005.

Bonuses and Deferred Compensation

None.

Compensation Pursuant to Plans.

None.

Pension Table

None.

Other Compensation

None.

Compensation of Directors.

None.


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

Termination of Employment and Change of Control Arrangement

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person named in Cash Compensation set out above which in any way result in payments to any such person because of his resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or change in the person's responsibilities following a changing in control of the Company.


DESCRIPTION OF THE STOCKHOLDER MATTERS


    Approval of the Certificate of Amendment to the Company's Certificate of
                       Incorporation and related actions.

      The Board of Directors (the "Board") by unanimous written consent dated as of November 1, 2006, and certain stockholders (the "Majority Stockholders"), owning a majority of issued and outstanding capital stock of the Company entitled to vote, by written consent dated as of November 1, 2006, approved and adopted resolutions to amend the Company's Certificate of Incorporation. The Certificate of Amendment to the Company's Certificate of Incorporation, to be filed on or about November 8, 2006 with the Secretary of State of the State of Delaware changed the Company's name to "SKRM Interactive Inc." or such similar available name, and will not be effective earlier than 20 days after the mailing of this Information Statement.

Purpose of Proposed Name Change

      The Board of Directors has determined that it will be in the best interests of the shareholders to spin out the current business assets of the Company into a new subsidiary, to be called Skreem Entertainment Corporation. Therefore, to avoid having two corporations with the same name, we are amending the Certificate of Incorporation of the Company to change the name of the Company to SKRM Interactive Inc. This will better reflect our intention to concentrate in the interactive game market.

Procedure for the Approval of the Certificate of Amendment to the Company's Certificate of Incorporation

      The elimination of the need for a special meeting of the shareholders to approve the Amendment occurred when a majority of shares entitled to vote approved the Name Change on November 1, 2006. In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the Amendment as early as possible in order to accomplish the purposes of the Company, the Board of Directors of the Company voted to utilize the written consent of the majority shareholders of the Company.


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

Required Approvals Obtained

      The Board, by its unanimous written consent (the "Board Consent"), adopted resolutions approving the Certificate of Amendment to the Company's Certificate of Incorporation to amend the name of the Corporation to "SKRM Interactive Inc." On the Record Date, the only issued and outstanding shares of the Company's capital stock entitled to vote on the proposed amendment were 29,148,294 shares of the Company's common stock, par value $.0001 per share (the "Common Stock"), of which the Majority Stockholders held in excess of 51% of the total stock entitled to vote on the proposed amendment. On November 1, 2006, the Majority Stockholders, by written consent in lieu of a meeting, approved the Certificate of Amendment to the Company's Certificate of Incorporation, a copy of which is attached to this Information Statement as Exhibit A. No further consents, votes or proxies are or were necessary to effect the approval of Certificate of Amendment to the Company's Certificate of Incorporation.


                          STOCK DIVIDEND OF SUBSIDIARY

The Board of Directors of the Company has declared a dividend, payable in stock, at the rate of one (1) share for each one (1) share owned of the Company on the record date in the subsidiary of the Company, to be known as SKREEM ENTERTAINMENT CORPORATION. Effectively, this means that for each one (1) shares owned in the Company, a shareholder will receive one (1) share in the subsidiary (the "Dividend Shares"). The Board of Directors of the Company has declared November 30, 2006, as the record date for this share dividend, with a payment date as soon as practicable thereafter.

The business of SKREEM ENTERTAINMENT CORPORATION ("Skreem"), the new subsidiary is to locate and promote recording talent.

Skreem is constantly seeking talent for recording and performing. Skreem employees utilize their industry contacts and experience to locate prospective music acts, including music groups and individuals, and evaluate these acts to determine if, from Skreem's perspective, such acts demonstrate the talent potential to succeed in the music industry.

Upon locating an act that Skreem believes has the potential for success; Skreem will sign the act to a contract. Upon signing a typical contract, Skreem at its option will advance funds to the artist to pay for travel, arrange for performances, schedule public appearances and generally promote the act, and the act's music, in exchange for a percentage of the revenues generated by the act's performances and music sales.

Once Skreem has located an act it wishes to promote, Skreem will determine where to promote the artist. It is Skreem's strategy to promote talent outside of the United States until the talent has demonstrated the ability to sell music or tickets to performances. Once an act has gained some level of success abroad, Skreem intends to promote and market the act in the United States. Skreem believes that promoting abroad is a viable approach because it costs less initially, foreign markets are very receptive to American type music acts, and there is less competition.


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

Distribution

Skreem distributes its acts in two different ways. The first is through concerts and public appearances. An act will perform and tour playing concerts as frequently as possible to increase public awareness of their music. An act will also make public appearances at retail centers, public places and other events also to increase the act's public awareness.

The second way the act gains publicity is through licensing and sales of the act's music. Skreem does not sell records or other music media, however, it does license master recordings to other organizations which distribute the recordings in various media. Skreem receives royalty payments pursuant to licensing agreements, which are a percentage of revenues from distribution of the recordings.

Skreem's artists' music is currently being distributed by various organizations throughout Europe and in other countries.

Licensing

From time to time Skreem enters into licensing agreements with music production and distribution companies. The license agreements typically grant the production and distribution company rights to a music single or all of an act's music in a particular country or region with a term of three to fifteen years. The production or distribution company can then distribute the music in record or cd format, mp3, ringtone, or any other music media licensed in the agreement. Skreem typically receives royalties of a negotiated percentage between 18% and 75% of sales of the production and distribution company's published dealer price less certain packaging deductions. In addition, Skreem shall receive between 18% and 75% of net royalty receipts received by in the particular nation or region. In connection with the license agreement, Skreem may receive a cash advance.

Exclusive Artist Recording Agreements

At March 31, 2006, Skreem had entered into long-term Exclusive Artist Recording Agreements with six artists, which include the three Artists of "3rdWish", the Artist "PatMoe", the Artist "Precious Dawn Francis" and the Artist "Willie Bivins, Jr." also known as "Willie Will" for the purpose of engaging the exclusive personal services of the Artists for making master sound recordings for distribution in any medium. The territory for the agreements shall be worldwide. All master recordings made by the Artists during the terms of the agreements shall be recorded by the Artists on Skreem's behalf, and all phonograph records and related performances shall be the entire property of the Company; Skreem shall have the right to secure sound recording copyright; and Skreem and its licensees shall have the sole and exclusive right to use the recordings throughout the world or any part thereof in any manner it sees fit. Skreem may pay all specifically approved recording costs in connection with the master recordings made hereunder, and all recording costs shall be deemed fully recoupable advances to the Artists and shall be deducted from any and all royalties payable to the Artist by Skreem under this or any and all royalties payable to the Artists by Skreem. Any and all monies paid to or on behalf of the Artists during the term of the agreement shall be fully recoupable, non-returnable advances unless otherwise expressly agreed in writing between the Company and the Artists. Skreem has the right, but not the obligation to have the Artists participate in the creation of music videos and 100% of any and all monies expended by or advanced by Skreem for the production of music videos shall constitute additional fully recoupable advances hereunder. Skreem shall own any and all rights in and to said music videos in perpetuity.

In its sole discretion, Skreem may choose, at any time during the term of the agreements, to license master recordings made by the Artists to third parties on a flat fee or royalty basis, or to enter into a distribution agreement with a third party distributor for the distribution of phonograph records embodying master recordings recorded by the Artists through normal retail channels in the United States and worldwide. With respect to master recordings of the Artists licensed to third parties on a flat-fee basis, Skreem shall pay the Artists 20-50% of the net amount received by Skreem under such license. With respect to master recordings of the Artists licensed to third parties on a royalty basis, and with respect to phonograph recordings released through a distributor selected by Skreem, Skreem shall pay the Artists the lesser of 20-50% of the Skreem's net earned royalty receipts under such license or distribution agreement, or 20-50% of the basic album or single rate as defined in the agreements. Further, in its sole discretion, Skreem may choose to commercially release phonograph records through the Skreem's own distribution network. In such event, Skreem agrees to pay the Artists royalties based on the basic album or singe rate as defined in the agreements. For phonograph recordings that are exported or sold outside the United States and through record clubs or similar plans, the Artists shall be paid a royalty of 20-50% of the amounts provided of the above mentioned amounts. In addition, the Artists may earn royalties related to licenses for musical compositions, music video licenses and merchandising.

At March 31, 2006, the Artists had earned royalties of approximately $45,000, based on the year-end reported licensing revenues. However, Skreem is not obligated to pay any royalties until total advances to Artists of $1,468,424 at March 31, 2006 (plus any future advances) have been recouped.

Music Publishing Agreements

At March 31, 2006, Skreem had entered into long-term Music Publishing Agreements with five individual Writers, which include the three Artists of "3rd Wish", the Artist "PatMoe" and the Artist "Willie Will". Skreem engaged the Writers to render the Writer's exclusive services as songwriters and composers based upon terms and conditions set forth in the agreements. In accordance with the agreements, the Writers grant all rights to all musical compositions written or owned by the Writers and all musical compositions shall be Skreem's exclusive property as sole owner. Skreem shall pay royalties to the Writers based on various terms and conditions set forth in the agreements. There have been no royalties earned by the writers related to the agreements.

Personal Management Agreement

At March 31, 2006, Skreem had entered into long-term Personal Management Agreements with five Artists, which include the three Artists of "3rd Wish", the Artist "PatMoe" and the Artist "Willie Will". Skreem accepts the engagement as the Artists' sole and exclusive personal management company in connection with all activities in the entertainment industries throughout the world, including but not limited to their services as musicians, songwriters, actors, publishers, packagers or performers in any medium now known or hereafter devised. For personal management services performed, the Artists agree to pay Skreem 15%-20% of all gross compensation earned or received as a result of activities in the entertainment industry. However, Skreem shall not be entitled to commissions by the Artists from the sale, license, or grant of any literary or music rights to Skreem or any person, firm, or corporation owned or controlled by Skreem. During the year ended March 31, 2006, Skreem earned commissions of $981, all related to live performances.

Skreem's acts face fierce competition. There is no shortage of acts and musicians seeking fortune and fame. There is also no shortage of talent in the music industry. Skreem believes that their approach of being selective when choosing acts, refining these acts abroad, and marketing the acts through appearances, performances, and music sales is a viable method to compete in the music industry. However there are many other organizations with more capital to spend, greater access to talent, better industry connections, and more experience.

Skreem's future depends on the success of its acts and artists. Many music acts spend entire careers without having a single popular song or tour. The most talented artists and acts are not always the most successful and fan acceptance is the most important and most difficult element of success. If the fans like the act, the fans will purchase the music and tickets and recommend it to friends. If the fans don't like the act, the act may never gain acceptance.


REMAINING COMPANY OVERVIEW

SKRM Interactive Inc. will focus on growth through development and acquisition of new media sites and platforms for sale and joint venture. Internal development of revenue driven, UGC (user generated content) sites will stay cost-effect in the conception and initial launch, so the site and copyrighted concept can be sold to other publicly traded media companies or targeted industry marketing and advertising groups.

SKRM Interactive Inc.'s unique approach is designed to attract a network of key media leaders, financiers and investors. The Company's goal is to not be "the next big thing", but to have own a share of a series of creative content sites and technology that will continuously build shareholder value.

On November 20, 2006, SKRM Interactive Inc. completed and closed on a Stock Purchase Agreement, dated August 29, 2006, with Weaver Interactive, Inc. a company formed and existing under the laws of South Korea doing business at 751 Bd, 203 Nonhyun-Dong Kangnam-Ku Seoul Korea.

Pursuant to the transaction, SKRM Interactive Inc. has purchased 51% control of Weaver Interactive, Inc., Principal terms of the transaction are: a purchase price of 3,000,000 shares of common stock of Registrant and a loan to Weaver Interactive, Inc. in the total amount of FIVE HUNDRED THOUSAND DOLLARS ($500,000), in cash, loan payback will be represented by a promissory note signed by Weaver Interactive, Inc., the principle plus 21% interest terms of two-year Note, with $100,000 to be loaned at the execution of this Agreement, as a good-faith deposit. Interest accrues for two years at 21% and is due and payable at the two-year anniversary from signed date.

Weaver Interactive, Inc. is South Korea's premier online game developer. The company's sales of $716,899 for the year ended April 30, 2006, is set to increase to approximately $3 million in sales for the year 2007 and reach $70 million by the year 2010.

Weaver Interactive, Inc.'s developed games include Samgukji (Korean), Luanshi Sangui (Chinese), with games in development for Japan, Taiwan, Thailand, Vietnam and India. With the spreading wave of Korean games, movies and music throughout Asia, Europe and America, Weaver Interactive, Inc. intends to reach out through edu-entertainment channels to bring their games, based on the well-known Chinese historic figures of the era of the Three Kingdoms, to a world audience.


Dissenters' Rights of Appraisal.

      Under Delaware Law, our dissenting shareholders, if any, are not entitled to appraisal rights with respect to our amendment, and we will not independently provide our shareholders with any such right.


                             ADDITIONAL INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information including annual and quarterly reports on Form 10-KSB and 10-QSB (the "1934 Act Filings") with the Securities and Exchange Commission (the "Commission"). Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NW Washington, D.C, 20459. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NW Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR").

The following documents as filed with the Commission by the Company are incorporated herein by reference:

(1)   Annual Report on Form 10-KSB, for the year ended March 31, 2006;
(2)   Quarterly Report on Form 10-QSB for the quarter ended June 30, 2006; and
(3)   Quarterly Report on Form 10-QSB for the quarter ended September 30, 2006;


IF YOU HAVE ANY QUESTIONS REGARDING THIS INFORMATION STATEMENT, PLEASE CONTACT:

By order of the Board of Directors of
SKREEM ENTERTAINMENT CORPORATION

11637 Orpington Street
Orlando, Florida 32817
(407) 207-0400
December 4, 2006


By: /s/ Charles Camorata
    ------------------------------
Charles Camorata
Chief Executive Officer, President

Exhibit A

                           CERTIFICATE of AMENDMENT of
                         CERTIFICATE of INCORPORATION of
                        SKREEM ENTERTAINMENT CORPORATION

   Pursuant to ss. 242 of the General Corporation Law of the State of Delaware


      The undersigned, pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify and set forth as follows:

      FIRST: That at a meeting of the Board of Directors of SKREEM ENTERTAINMENT CORPORATION. (the "Corporation"), the following resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable:

            RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Company that Article FIRST of the Certificate of Incorporation be amended to read as follows:

      "FIRST: The name of the Corporation shall be SKRM INTERACTIVE, INC."


      SECOND: That the said amendment has been consented to and authorized by the holders of a majority of the issued and outstanding stock entitled to vote by written consent in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

      THIRD: That the aforesaid amendment was duly adopted with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Charles Camorata, this 4th Day of December, A.D. 2006.


                                                            /s/ Charles Camorata
                                                            --------------------
                                                            Charles Camorata
                                                            Authorized Officer


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